Exhibit 99.1

Nexeo Solutions Holdings, LLC

Management Adjusted EBITDA Reconciliation

(in thousands)

	Q3 FY12	Q4FY12	Q1FY13	Q2FY13	LTM Q2 FY13	Pro Forma 3/31/2013 LTM (1)
Net Income (Loss) Attributable to Nexeo Solutions Holdings, LLC	$6,601	$(5,401)	$(14,674)	$10,875	$(2,599)	$2,965
Net Income (Loss) Attributable to Noncontrolling Interest	—	—	159	(106)	53	3,762
Interest	11,103	11,268	13,720	14,197	50,288	51,238
Taxes	766	555	757	1,072	3,150	6,325
Depreciation and Amortization	9,378	9,801	9,554	9,715	38,448	38,580

EBITDA	27,848	16,223	9,516	35,753	89,340	102,870
Management add-backs (2)	7,467	9,707	7,477	5,803	30,454	30,454
Non-cash charges (3)	355	108	1,420	1,256	3,139	3,139
Management fees (4)	1,691	2,301	1,715	1,542	7,249	7,249
Letter of credit fees not included in interest expense	327	230	—	—	557	557
Compensation expense related to management equity plan (non-cash)	326	278	240	574	1,418	1,418
Transitional pension and medical payments – Ashland employees (5)	145	68	—	—	213	213
Transaction and other one-time costs (6)	804	3,572	9,262	1,426	15,064	15,064

Management Adjusted EBITDA	$38,963	$32,487	$29,630	$46,354	$147,434	160,964

(1)	Pro forma Management Adjusted EBITDA for the twelve months ended March 31, 2013 reflects the full contribution of Nexeo Plaschem for the applicable period, including 100% of the results of Nexeo Plaschem. The Company currently owns 60% of Nexeo Plaschem.
(2)	One-time costs associated with integration, transition, restructuring and transformational activities.
(3)	Non-cash charges include foreign exchange gains and losses and amortization charges associated with purchase accounting requirements related to the acquisition of Beijing Plaschem’s operations.
(4)	Management, monitoring, consulting and leverage fees, per the agreement with TPG Capital, L.P.
(5)	Transitional pension and medical payments owed to certain Ashland employees pursuant to the Agreement of Purchase and Sale, dated November 5, 2010 by and between Ashland and Nexeo Solutions, LLC (formerly TPG Accolade, LLC), as amended.
(6)	Professional and transaction costs related to the acquisition of the global distribution business of Ashland, the China joint venture, other potential acquisitions and other one-time costs.